DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM: DNBF)

DNB Financial Corporation
Announces 2012 First Quarter Earnings

(April 23, 2012 – Downingtown, PA) DNB Financial Corporation ("DNB"), parent of DNB First, National Association, the oldest national bank in the greater Philadelphia region, reported an 8.57% increase in net income for the first quarter of 2012, compared to the same period in 2011. Net income for the three months ended March 31, 2012 was $1.1 million compared to $1.0 million for the same period in 2011.  Earnings per common share for the first quarter of 2012 were $0.36 on a fully diluted basis compared to $0.32 for the same period in 2011.

During the quarter DNB was once again named to the prestigious Bank Honor Roll by the investment bank Keefe, Bruyette and Woods (KBW). DNB is one of only 45 banks named to the Bank Honor Roll out of nearly 400 banks screened nationally by KBW. In addition, DNB was one of just 28 banks and thrifts to receive this recognition two years in a row.

Honor Roll winners are recognized for their strong performance over the past 10 years and their ability to overcome obstacles and navigate difficult economic times. The Honor Roll only includes publicly traded banking companies with more than $500 million in total assets that meet the following conditions:

•	No annual loss reported in net income per share before extraordinary items over the past 10 years.
•	2011 annual reported net income per-share before extraordinary items must have been equal to or greater than peak net income per-share over the past 10 years.
•	Consecutive increases in net income per-share before extraordinary items since 2009.

William S. Latoff, Chairman and CEO said, "As we have said before, successful businesses continue to be successful even in difficult times. We are proud to be included in the Keefe, Bruyette and Woods  Honor Roll, once again joining the ranks of superior banks in the nation. Our continued strong results in the first quarter and the recognition by KBW validate our efforts and our commitment to building relationships and helping communities prosper."

During the three months ended March 31, 2012, net interest income rose to $5.4 million compared to $5.2 million for the same period in 2011, primarily due to lower rates on liabilities. The net interest margin for the three months ended March 31, 2012 was 3.75%, a 14 basis point increase over the same period in 2011.

Loans grew $6.0 million or 1.47% at March 31, 2012 compared to December 31, 2011 and assets grew $17.9 million or 2.94%. Deposits increased by $17.5 million or 3.52% to $515.1 million at March 31, 2012 compared to $497.5 million at December 31, 2011. Core deposits, i.e., demand deposits, money market accounts, NOW and savings accounts increased $19.3 million in aggregate or 4.91%, while time deposits declined $1.8 million or 1.66%. DNB’s composite cost of funds for the first quarter of 2012 dropped 20 basis points to 0.73% compared to 0.93% for the three months ended March 31, 2011.

Capital remained strong at the end of the first quarter of 2012, as DNB’s tier 1 leverage ratio stood at 10.32%, while its total risk-based capital ratio stood at 15.17%. Management believes that these levels of capital are appropriate for current market conditions. Stockholders' equity increased $1.4 million to $52.4 million at March 31, 2012 compared to $51.0 million at December 31, 2011, reflecting solid earnings growth.

Positive trends were observed for the three months ended March 31, 2012 in two key business lines that make up total non-interest income. Service charges on deposits increased 23.35% and  fees from the sale of wealth management services and products increased 12.00% when compared to the same period in 2011. Overall however, non-interest income declined $55,000 or 5.73% to $905,000, due primarily to gains on the sale of SBA loans recognized in 2011. Non-interest expense for the three months ended March 31, 2012 showed a modest increase of 1.07% or $46,000, compared to the same period in 2011, reflecting increases in staffing and marketing costs offset by lower occupancy and FDIC insurance costs.

The ratio of non-performing loans to total loans was 1.79% at March 31, 2012, down from 1.89% at December 31, 2011 and 1.95% at September 30, 2011. During the first quarter of 2012 and 2011, DNB provided $425,000 and $426,000 respectively, for credit losses. The allowance for credit losses was $6.1 million at March 31, 2011 compared to $6.2 million at December 31, 2011. DNB's coverage ratio, defined as the allowance for credit losses as a percentage of non-performing loans, increased to 83.80%, compared to December 31, 2011's ratio of 80.66%.

On April 3, 2012 DNB announced that its bank subsidiary, DNB First, National Association  signed an agreement to acquire a branch located in Boothwyn, PA from Capital Bank of Rockville, MD. Under the terms of the Agreement DNB First will purchase all of the deposits, real property and certain other assets at that location. This acquisition will expand DNB's presence in Delaware County and bring DNB's proven array of products and services to  a  new community. DNB is well positioned to continue its success by maintaining and growing its market share in Southeastern Pennsylvania.

           Chairman Latoff concluded, "During the quarter we increased our common dividend, received honors from a firm that is widely recognized as a leading authority in the banking industry, and completed negotiations on an acquisition that will compliment our existing customer base and is contiguous to DNB's branch network. It is our continued strong earnings and capital that has   positioned DNB for the future and made all of this possible. We continue to seek opportunities to grow, while remaining a financially sound institution from which our shareholders, customers, employees and communities can benefit."

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 12 locations. Founded in 1860, DNB First in addition to providing a broad array of consumer and business banking products, offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investor.dnbfirst.com/.

DNB Financial Corporation (the “Corporation”), may from time to time make written or oral “forward-looking statements,” including statements contained in the Corporation’s filings with the Securities and Exchange Commission (including this press release), in its reports to stockholders and in other communications by the Corporation, which are made in good faith by the Corporation pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

These forward-looking statements include statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Corporation’s control).  The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.  The following factors, among others, could cause the Corporation’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Corporation conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the recent downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Corporation and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for the Corporation’s products and services; the success of the Corporation in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, including the rules of participation for the Small Business Lending Fund (SBLF), a U.S. Treasury Department program; and the success of the Corporation at managing the risks involved in the foregoing.

The Corporation cautions that the foregoing list of important factors is not exclusive.  Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Corporation on its website or otherwise.  The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011
EARNINGS:
Interest income	$6,359	$6,452
Interest expense	991	1,273
Net interest income	5,368	5,179
Provision for credit losses	425	426
Non-interest income	905	960
Gain on sale of investment securities	-	1
Non-interest expense	4,300	4,254
Income before income taxes	1,548	1,460
Income tax expense	446	445
Net income	1,102	1,015
Preferred stock dividends and accretion of discount	128	155
Net income available to common stockholders	$974	$860
Net income per common share, diluted	$0.36	$0.32

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	March 31,	December 31,
	2012	2011
FINANCIAL POSITION:
Cash and cash equivalents	$21,790	$32,877
Investment securities	166,755	143,957
Loans and leases	409,636	403,684
Allowance for credit losses	(6,142)	(6,164)
Net loans and leases	403,494	397,520
Premises and equipment, net	7,980	7,846
Other assets	24,945	24,899
Total assets	$624,964	$607,099

Deposits	$515,057	$497,545
FHLB advances	20,000	20,000
Repurchase agreements	22,737	23,770
Other borrowings	9,870	9,877
Other liabilities	4,867	4,851
Stockholders' equity	52,433	51,056
Total liabilities and stockholders' equity	$624,964	$607,099

DNB Financial Corporation
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	Quarterly
	2012	2011	2011	2011	2011
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data
Net income available to common stockholders	$974	$1,165	$964	$1,134	$860
Basic earnings per common share	$0.36	$0.43	$0.36	$0.42	$0.32
Diluted earnings per common share	$0.36	$0.43	$0.36	$0.42	$0.32
Dividends per common share	$0.05	$0.03	$0.03	$0.03	$0.03
Book value per common share	$14.61	$14.14	$14.03	$13.80	$12.95
Tangible book value per common share	$14.55	$14.07	$13.96	$13.73	$12.90
Average common shares outstanding	2,702	2,686	2,678	2,670	2,664
Average diluted common shares outstanding	2,726	2,699	2,696	2,690	2,698

Performance Ratios
Return on average assets	0.73%	0.85%	0.82%	0.84%	0.68%
Return on average equity	8.47%	10.08%	10.15%	10.78%	8.95%
Return on average tangible equity	8.49%	10.11%	10.19%	10.83%	8.99%
Net interest margin	3.75%	3.74%	3.70%	3.65%	3.61%
Efficiency ratio*	66.95%	66.68%	63.22%	63.25%	68.67%

Asset Quality Ratios
Net charge-offs to average loans	0.44%	0.40%	0.48%	0.28%	0.00%
Non-performing loans/Total loans	1.79%	1.89%	1.95%	1.65%	1.67%
Allowance for credit loss/Total loans	1.50%	1.53%	1.55%	1.54%	1.54%
Allowance for credit loss/Non-performing loans	83.80%	80.66%	79.32%	93.52%	92.25%

Capital Ratios
Total equity/Total assets	8.39%	8.41%	8.30%	7.73%	7.60%
Tangible equity/Tangible assets	8.37%	8.38%	8.27%	7.70%	7.57%
Tangible common equity/Tangible assets	6.29%	6.25%	6.14%	5.87%	5.68%
Tier 1 leverage ratio	10.32%	10.14%	9.65%	9.42%	9.47%
Tier 1 risk-based capital ratio	13.92%	14.32%	14.03%	13.51%	13.33%
Total risk-based capital ratio	15.17%	15.57%	15.29%	14.77%	14.59%

* Calculated on a tax equivalent basis